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Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 2, 2009 (May 18, 2009 as to the effects of the retrospective applications of changes to generally accepted accounting principles related to the presentation of non-controlling interest and the calculation of earnings per share and the related disclosures in Notes 1, 2 and 21, which report expressed an unqualified opinion and included an explanatory paragraph concerning the retrospective adjustments), relating to the consolidated financial statements of MarkWest Energy Partners, L.P. and subsidiaries (which report expressed an unqualified opinion and included an explanatory paragraph concerning the retrospective adjustments), appearing in the current report on Form 8-K of MarkWest Energy Partners, L.P. dated May 18, 2009, and our report dated March 2, 2009 relating to the effectiveness of MarkWest Energy Partners L.P. and subsidiaries' internal control over financial reporting, appearing in the Annual Report on Form 10-K of MarkWest Energy Partners, L.P. for the year ended December 31, 2008, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Denver, Colorado
January 13, 2010

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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM